 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OSI Systems, Inc., of our report dated August 19, 2022, relating to the consolidated financial statements of OSI Systems, Inc. and subsidiaries (the “Company”) as of June 30, 2022 and for each of the two years in the period ended June 30, 2022, (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating the adoption of new accounting standards), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California

January 26, 2024